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                                                                      Exhibit 10

            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in the Pre-Effective Amendment No. 1 to the Registration Statement (Form N-4 No. 333-119165) and the related Statement of Additional Information appearing therein and pertaining to Lincoln Life Variable Annuity Account N, and to the use therein of our reports dated (a) February 6, 2004, with respect to the consolidated financial statements of The Lincoln National Life Insurance Company, and (b) March 1, 2004, with respect to the financial statements of Lincoln Life Variable Annuity Account N.

                                                           /s/ Ernst & Young LLP

Fort Wayne, Indiana
December 6, 2004